Exhibit 99.1

PRESS
RELEASE

September 29, 2005

Piedmont Natural Gas Contacts:
Headen Thomas, (704) 731-4438, (704) 651-7137
E-mail: headen.thomas@piedmontng.com

David Trusty, (704) 731-4391, (704) 507-6393
E-mail: david.trusty@piedmontng.com

Agency Contact:
David Coburn, LGA Inc.
Tel: (704) 552-6565
Cell: (704) 906-9372
E-mail: coburn@lgapr.com

PIEDMONT NATURAL GAS PARTNERS WITH CUSTOMERS
TO WEATHER WINTER SEASON, ADDRESS LONG-TERM SUPPLY ISSUES

Urges Customers To Prepare For Impact Of Wholesale Gas Prices On Bills

CHARLOTTE, N.C. – Piedmont Natural Gas (NYSE: PNY) is urging customers to prepare for a sharp increase in the cost of heating their homes this winter due to a surge in the wholesale price Piedmont pays for the natural gas it distributes.

At the same time, Piedmont is partnering with its customers on efforts to cushion the impact of the price increases through stepped-up conservation, encouraging customers to switch to level-payment plans, and expanding its “Share the Warmth” and “Project Help” programs that allow employees and customers to help others in need. Piedmont has committed to donating $250,000 for assistance to low-income customers, a fivefold increase over last year.

High demand for natural gas at a time of severely pinched supply could result in increases of $60 to $90 per month over last year’s winter heating bills.

“We are doing everything we can to help our customers through this difficult time, but unfortunately we can’t repeal the laws of supply and demand,” said Thomas E. Skains, chairman, president and chief executive of Piedmont Natural Gas. “Our nation’s demand for natural gas continues to grow, yet our industry is denied access to new domestic sources of supply and hurricane damage from Katrina and Rita has significantly worsened the supply-demand imbalance.”

Wholesale natural gas prices have risen dramatically in recent years due to several factors, including the increasing use of natural gas to fire electric power-generation plants. Piedmont’s cost of gas has increased from about $7 per thousand cubic feet last winter to more than $11 today, with additional increases coming on the heels of the hurricanes. At $11, gas costs represent about 70 percent of a customer’s bill.

“We are just as upset about the high price of natural gas as our customers. We don’t like high wholesale prices, nor do we profit from them,” Skains said.

Piedmont continues to take steps to mitigate these cost increases, Skains said. For example, Piedmont buys as much natural gas as it can during the summer months when prices are typically lower, and stores the gas for winter use. Piedmont also uses hedging strategies in the commodities futures market to help blunt the impact on customers of sharp spikes in wholesale prices.

The projections for this winter’s increases are based on normal temperatures and could be higher or lower depending on winter weather conditions and wholesale price trends.

Longer term, Piedmont is asking customers to join in the effort to revamp federal and state energy policies to open up new domestic supplies of natural gas.

“In the face of rising demand for natural gas, we cannot expect conservation measures alone to redress the supply-demand imbalance,” Skains said. “We encourage all of our customers to tell their elected officials that we need greater access to our abundant domestic supplies of natural gas, the most efficient, environmentally friendly fuel available.”

Customers concerned with the immediate impact of higher heating costs are strongly encouraged to enroll in Piedmont’s Equal Payment Plan to better budget for energy costs year-round. This plan spreads payments out equally over the year, making bills more predictable and affordable. Customers can call 1-800-752-7504 to sign up.

Piedmont is also encouraging customers to seek ways to reduce consumption. Lowering the thermostat to between 65 and 68 degrees from 72 degrees during the winter can save a customer as much as 10 percent, or up to $100 over the course of the heating season. Customers should also consider having a licensed heating and cooling contractor check their heating system annually for efficiency and safety.

In the coming months, Piedmont will be providing additional programs and information to customers about energy conservation and measures they can take to manage their energy costs and consumption. In the meantime, customers can visit Piedmont’s Web site at www.piedmontng.com to find a complete list of energy conservation tips.

The Web site also offers information about Piedmont’s “Share the Warmth” and “Project Help” programs, which provides energy assistance funds to low-income households no matter what energy source is used in the home.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 960,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.